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Exhibit 4.4

                   AMENDMENT NO. 3 TO LOAN AGREEMENT

     THIS AMENDMENT is made and entered into as of the 1st day of December, 1998, by and among Ballantyne of Omaha, Inc., a Delaware corporation (the "Borrower") and Norwest Bank Nebraska, National Association ("Bank").

                              WITNESSETH:

     WHEREAS, Borrower and Bank have previously entered into Loan Agreement dated August 30, 1995 as amended by Amendment No. 1 to Loan Agreement dated November 24, 1995 and Amendment No. 2 to Loan Agreement dated August 29, 1997 (the "Agreement");

     WHEREAS, Borrower and Bank have reached agreement regarding certain modifications to the Agreement; and

     WHEREAS, the parties desire to set forth their agreements regarding the above matters in this Amendment No. 3 to Loan Agreement ("Amendment No. 3").

     NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. All terms contained herein with an initial capitalized letter which are not otherwise defined herein shall have the meaning ascribed to them in the Agreement.


2.   The definition in Section 1.2 of the Note is hereby amended to substitute
     Exhibit 2.1 to this Amendment No. 3 for Exhibit 2.1 to the Loan Agreement. Concurrently with the execution of this Amendment No. 3, Borrower shall execute and deliver a Note in the form of such new Exhibit 2.1.

3. The definition in Section 1.2 of "Revolving Loan Commitment Amount" is hereby amended to change the amount from $10,000,000 to $20,000,000.

4. The definition in Section 1.2 of "Revolving Loan Stated Maturity Date" is hereby restated in its entirety as follows:

           REVOLVING LOAN STATED MATURITY DATE means May 31, 2000, or such later date as is agreed to in writing by Bank in the event the Revolving Loan is renewed pursuant to Section 2.1(e).

      5. Section 2.1 of the Agreement is hereby restated in its entirety as follows:

           2.2 REVOLVING LOAN. From time to time on any Business Day occurring prior to the Revolving Loan Commitment Termination Date, subject to the conditions of this Agreement (including Article 4), Bank agrees to make revolving loan Advances to Borrower in the maximum outstanding principal amount of the Revolving Loan Commitment Amount, pursuant to the loan terms described in this Section 2.1 (the "Revolving Loan"). The Revolving Loan shall be evidenced by the Note, which shall be executed and delivered by Borrower on the date of execution of Amendment No. 3.




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               a. ADVANCES; USE OF PROCEEDS. Advances of principal under the
           Revolving Loan shall be made upon written or telephone request by Borrower to Bank prior to 3:00 p.m. (Omaha time) on any Business Day. Each request for an Advance under the Revolving Loan shall be deemed a representation that the statements set forth in Section 4.2 are correct and that the proceeds of the requested Advance will be used for purposes permitted below. Upon fulfillment of all applicable conditions set forth in Article 4 of this Agreement and this Section 2.1, bank will disburse the amount of the requested Advance under the Revolving Loan to Borrower. In lieu of the foregoing, Bank and Borrower may enter into a cash management arrangement whereby Bank shall monitor the daily balance of Borrower's demand deposit accounts and make Advances when there is a negative balance or make a payment on the Revolving Loan when there is a positive balance. Any such arrangement shall not relieve Borrower of any of its obligations under this Agreement. On the terms and subject to the conditions hereof, Borrower may from time to time prior to the Revolving Loan Commitment Termination Date, borrow, prepay without penalty and reborrow funds under the Revolving Loan.

           The proceeds of the Revolving Loan shall be used to fund acquisitions including repurchases of capital stock of Borrower and capital expenditures by Borrower and for working capital.

           Bank's obligation to make Advances under the Revolving Loan under this Agreement shall terminate on the Revolving Loan Stated Maturity Date.

               b. INTEREST ON REVOLVING LOAN. Borrower shall pay interest to Bank on the outstanding principal amount of the Revolving Loan at a variable rate equal to the Prime Rate less one-half of one percent (0.5%). Any change in the interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

               c. PAYMENTS OF PRINCIPAL AND INTEREST ON REVOLVING LOAN. Borrower shall pay accrued interest on the Revolving Loan monthly on the dates set forth in the Revolving Note. The outstanding principal balance of the Revolving Loan, together with accrued interest, shall be due and payable on the Revolving Loan Stated Maturity Date.

               d. FEE. Borrower shall pay Bank an origination fee of $15,000 upon execution of this amendment No. 3. In the event the Revolving Loan is renewed by Bank pursuant to Section 2.1 below, Borrower shall pay Bank an origination fee of $10,000 on June 1 of each future year the Revolving Loan continues in place.

               e. RENEWAL. The Revolving Loan shall be subject to annual review by Bank beginning May 31, 2000 and may be renewed by Bank in its sole discretion for twelve (12) month periods subject to its satisfaction with the financial condition of Borrower. As part of this review, bank shall review the terms and conditions of this Agreement including, without limitation, the financial covenants set forth in Sections 8.1, 8.2, and 8.4 and may condition the continuance of the Revolving Loan on amendments to such terms and conditions.



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     6. Borrower acknowledges and agrees that Sections 3.3 and 3.4 apply to all corporations becoming Subsidiaries of Borrower during the period while the Revolving Loan is outstanding. Borrower shall give bank written notice of its formation or acquisition of any Subsidiary within ten (10) days of such event and shall cause each new Subsidiary to execute and deliver to Bank a Guaranty, Subsidiary Security Agreement and Financing Statements as necessary to perfect the security interests granted under the Subsidiary Security Agreement. Borrower shall also deliver to Bank the corporate documents described in Section 4.1(b) together with an opinion of counsel contemplated in Section 4.1(h) covering the matters relating to said Subsidiary.

     7. The following sentence is hereby added at the end of Section 6.9:

     "As promptly as practicable (but in any event not later than five calendar days) after any officer of Borrower obtains knowledge of the occurrence of any event which constitutes an Event of Default or would constitute an Event of Default with passage of time or the giving of notice, or both, notice of such occurrence, together with a detailed statement of the steps being taken to cure the situation."

     8. The following sentence is hereby added at the end of Section 7.5:
"Except for repurchases of its own capital stock, Borrower will not purchase any security or otherwise make any investment in any of its Affiliates including, without limitation, Canrad, Inc. or ARC." Nothing herein contained shall restrict Borrower from advancing funds to any wholly-owned Subsidiaries provided that the Subsidiary has executed and delivered to Bank a Guaranty of all obligations of Borrower to bank and a Subsidiary Security Agreement and Financing Statements covering all the assets of the Subsidiary as security for said Guaranty.

     9. The second sentence of Section 7.9 is hereby deleted and the following sentence is hereby inserted in Section 7.9:

           Except for the repurchase of its own capital stock, Borrower will not purchase securities or otherwise make investments or purchase the capital stock or substantially all of the assets of any other company where the aggregate cost of any such purchases and investments exceeds $10,000,000 in any fiscal year of Borrower. In addition, Borrower will demonstrate to bank prior to making any investment or purchase that the obligations of the Borrower in connection with such investment or purchase will not result in an Event of Default under this Agreement.

     10. Section 8.1 is hereby restated in its entirety as follows:

           8.1 LEVERAGE RATIO. Borrower shall maintain on and as of the end of each fiscal quarter a ratio of Total debt (excluding Indebtedness that is non-interest bearing) to EBITDA for its four most recent completed fiscal quarters of not more than 2.0 to 1.0.

     11. Section 8.2 is hereby restated in its entirety as follows:


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           8.2 MINIMUM TANGIBLE NET WORTH. Borrower shall continuously maintain
     Tangible Net Worth on a consolidated basis of not less than $20,000,000.

     12. Section 8.3 is hereby deleted.

     13. Section 8.4 is hereby restated in its entirety as follows:

           8.4 INTEREST COVERAGE RATIO. Borrower shall achieve on a consolidated basis a ratio of EBITDA to interest expense for its four most recent completed fiscal quarters of not less than 3.0 to 1.0.

     14. The word "Commitments" in the second line of Section 9.2 is hereby deleted and in substitution therefor the words "Revolving Loan Commitment" are hereby inserted and the words "all outstanding Loans" in the third and fourth line of Section 9.2 are hereby deleted and in substitution therefor the words "Revolving Loan" are inserted.

     15. Borrower acknowledges and agrees that all Collateral Agreements executed by it remain in full force and effect and shall secure the new Revolving Note.

     16. This amendment No. 3 is not intended to supersede or amend the Agreement or any documents executed in connection therewith except as specifically set forth herein. Nothing contained herein is intended to reduce, restrict or otherwise affect any warranties, representations, covenants or other agreements made by Borrower or waive any existing Events of Default, if any, under or pursuant to the Agreement. All of the covenants and obligations of Borrower under the Agreement and instruments, documents and agreements executed pursuant to the Agreement are hereby acknowledged, ratified and affirmed by Borrower.

     17. Borrower represents and warrants to Bank as follows:

           a. The execution, delivery and performance by Borrower of this Amendment No. 3 have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of Borrower; (ii) result in any breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound; or (iii) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereinafter acquired by Borrower except in favor of Bank;

           b. No authorization, approval or other action by and notice to or filing with any governmental authority or regulatory body or any person or entity is required for the execution, delivery and performance by Borrower of this Amendment No. 3; and

           c. Except as disclosed on Exhibit 5.6 attached to this amendment
     No. 3, there is not pending or , to the knowledge of Borrower, threatened any action or proceeding against or affecting Borrower, or the Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may, in any case or in the aggregate, have a material adverse effect on the financial condition, operations, properties or business of the Borrower or subsidiaries or the ability of the Borrower or the Subsidiaries to perform their obligations under the Loan Documents to which it is a party.


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     18. Concurrently with the execution of this amendment No. 3, Borrowers shall deliver to Bank all of the following in form and substance satisfactory to
Bank:

           a.  A certificate of its Secretary or Assistant  Secretary as to:

                        (i) resolutions of its Board of Directors then in full
               force and effect authorizing the execution, delivery and performance of this Amendment No. 3 and the new Revolving Note;

                        (ii) the incumbency and signatures of those of its
               officers authorized to act with respect to this Amendment No. 3, the new revolving Note and each other document executed by Borrower (upon which certificate the bank many conclusively rely until it shall have received a further certificate of the Secretary of Borrower canceling or amending such prior certificate, which further certificate shall be reasonably satisfactory to the Bank);

                       (iii) its Certificate of Incorporation, including all
               amendments thereto or that there have been no changes to the same since the time the Agreement was entered into; and

                        (iv) its By-laws, including all amendments thereto or
               that there have been no changes to the same since the time the Agreement was entered into.


           b. A Certificate of Good Standing from the Secretary of State of Delaware for Borrower;

           c. The new Revolving Note properly executed by the Borrowers;

           d. An opinion of counsel to the Borrower in a form acceptable for Bank addressing the matters set forth in paragraph 17 of this amendment No. 3;

           e. Guaranties, subsidiary Security Agreements, Financing Statements and an opinion of counsel for all new Subsidiaries formed or acquired by Borrower since the time the Agreement was entered into, all as contemplated under paragraph 6 of this Amendment No. 3.

     19. Borrower agrees to reimburse Bank for all reasonable out-of-pocket expenses, including, but not limited to, reasonable fees and disbursements of bank's counsel in connection with the preparation and execution of this Amendment No. 3 and any documents related hereto.

     20. No failure on the part of Bank to exercise and no delay in exercising, any right under the Agreement as amended hereby shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.


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    21. A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA
LAW. TO PROTECT YOU AND US FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISION OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

    IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the date and year first above written.

                             BALLANTYNE OF OMAHA, INC., a Delaware
                             Corporation


                             By: /s/ John P. Wilmers
                                -----------------------------------
                                 President



                             By: /s/ Brad French
                                -----------------------------------
                                 Secretary

                             NORWEST BANK NEBRASKA, NATIONAL
                             ASSOCIATION, a national banking association


                             By: /s/ Kevin Munro
                                -----------------------------------
                             Its: Vice President
                                -----------------------------------


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